	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. ANNOUNCES
DEPARTURE OF BOARD MEMBER

SEGUIN, Texas, December 16, 2016 -- Alamo Group Inc. (NYSE: ALG) today announced that, as previously indicated, Helen W. Cornell will depart from the Board of Directors effective December 16, 2016. Concurrent with Ms. Cornell’s departure, Alamo Group has reduced the size of its Board from eight to seven members.

Ms. Cornell has been a director since 2011. She has contributed significantly to Alamo’s success during this period in which the Company has undergone significant growth.

As previously announced, Tracy C. Jokinen, Chief Financial Officer of G&K Services (NASDAQ: GK) was appointed to Alamo’s Board in August in anticipation of the departure of Ms. Cornell.

Gary Martin, Alamo Group’s Chairman of the Board said, “We will certainly miss Helen. She has been a great director who always provided an independent perspective, challenged the Company to move forward and set a tone of accountability and integrity. She has also been a good friend and a pleasure to serve with. Her absence will be felt and we wish her all the best.

“We are pleased that Tracy had the opportunity to overlap for several meetings with Helen as that has helped with her transition onto Alamo’s Board. She is already demonstrating her ability to contribute to the Company’s ongoing development.”

Helen offered the following comments: “It has been a pleasure to be part of the growth story of Alamo Group. Although I will miss the opportunity to work with the directors and management team, I know that we have assembled a strong group to guide the governance of this great company going forward.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,000 employees and operates 24 plants in North America, Europe, Australia and Brazil as of September 30, 2016. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.